Exhibit 10.1

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is not material and would be competitively harmful if publicly disclosed.

March 24, 2019

Matthew During

Ovid Therapeutics Inc.

Via Email

Dear Matt:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Ovid Therapeutics Inc. (the “Company”) is offering to you.

1.Separation.  You hereby resign your employment, and the Company hereby accepts your resignation, effective as of April 1, 2019 (the “Separation Date”).  You also agree that you will not stand for reelection to the Company’s Board of Directors (the “Board”) at the Company’s 2019 Annual Meeting of stockholders, and therefore you will no longer be a member of the Board following such meeting.

2.Accrued Salary.  Your final paycheck from the Company will include payment for all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.

3.Health Insurance.  Your health insurance benefits will remain in effect through the last day of the month in which the Separation Date occurs.  Thereafter, you will be eligible to continue your group health insurance benefits at your own expense under COBRA.  You will be provided with a separate notice describing your rights and obligations under COBRA.

4.Consulting Agreement.  If you timely sign this Agreement and allow the releases set forth herein to become effective, then the Company will engage you as a consultant under the terms set forth below.

a.Consulting Period.  You will serve as a consultant to the Company beginning on the first day following the Separation Date and ending on the three (3) year anniversary of the Separation Date (the “Consulting Period”), unless terminated earlier pursuant to Section 4(j).

b.Consulting Services.  Your consulting services (“Consulting Services”) will consist of serving as Chairman of the Scientific Advisory Board and providing other advisory services, as set forth below.

(i)Scientific Advisory Board.  Effective as of the Separation Date, you are appointed Chairman of the Scientific Advisory Board.  For so long as you serve as Chairman of the Scientific Advisory Board, you will attend meetings of, and otherwise participate in activities of, the Collaboration Governance Board (“CGB”) pursuant to the Collaboration and License Agreement, by and between the Registrant and Takeda Pharmaceutical Company Limited, effective January 6, 2017 and/or meetings with, and preparation for such meetings with, the FDA or other regulatory authorities as requested by the Company.  You will also host at least two meeting per year of the Scientific Advisory Board. The Company may remove you as Chairman of the SAB at any time.

(ii)Other Advisory Services.  You will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company.  Among other things, you will assist the Company with the following: clinical and preclinical data analysis; briefing for and attendance at FDA and international regulatory authority meetings and writing of documents submitted to regulatory authorities; relationships with Takeda and Lundbeck; business development; responding to investor questions; and reviewing and preparing statistical plans, regulatory documents and papers.

It is anticipated that you will provide sixteen (16) hours of Consulting Services per week for the first year and thereafter for a mutually agreed period.  You will conduct the Consulting Services at a location of your choosing except when attending either business development meetings, the CGB of the Takeda/Ovid Alliance and/or meetings with the FDA (or preparation for meetings with the FDA).  You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.

c.Consulting Fee.  Provided that you (i) perform the Consulting Services to the Company’s satisfaction (as determined by the Company in its sole discretion), and (ii) comply with your contractual obligations to the Company (including, without limitation, the obligations set forth herein), then the Company will pay you the following consulting fees during the Consulting Period:

(i)	Fees for service as SAB Chairman (including two meetings per year of SAB): $12,500 per month ($150,000 per year)
(ii)	Monthly consulting fees for other advisory services: $12,500 per month ($150,000 per year)
(iii)	Fees for attendance at CGB meetings: $2,500 per meeting
(iv)	Fees for attendance at any financial analyst meeting which you are requested to attend: $5,000 per meeting
(v)

Fee following a meeting with EU regulatory authorities which permits the Company to utilize the STARS Phase 2 data as the basis for commencing a clinical trial or seeking regulatory approval for OV101 in Anglemans syndrome or at any other FDA meeting which the Company requests you attend:  $25,000

(vi)	Fee upon the Company’s public announcement of top line data from a completed Phase 3 clinical trial of OV101 to treat Anglemans Syndrome (“Neptune Phase 3 Trial”): $25,000

(vii)	Fee upon completion of [***]: $25,000
(viii)	FDA approval of OV101 to treat Anglemans syndrome based on pivotal data from the Neptune Phase 3 Trial: $300,000

d.Equity.

(i)During your employment with the Company, you were granted options to purchase shares of the Company’s common stock.  During the Consulting Period, the vesting on these options will remain unchanged, and will continue to vest as set forth in the governing equity agreements.  The options shall continue to be governed in all respects by the governing plan documents and agreements.  You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of the options.

(ii)In recognition of your advisory services, the effective on the Separation Date, the Compensation Committee of the Board (the “Compensation Committee”) will grant you an option to purchase 100,000 shares of the Company’s common stock exercisable at the fair market value on the date of grant, which option shall vest in full upon the Company’s public announcement of top line data from the Neptune Phase 3 Trial (subject to your continued service through such vesting date) (the “Neptune Option”).  In the event the Neptune Option does not vest by December 31, 2020, the Neptune Option shall expire. In recognition of your service on the Scientific Advisory Board, effective on the Separation Date, the Committee will grant you an option to purchase 75,000 shares of the Company’s common stock exercisable at the fair market value on the date of grant, which option shall vesting in accordance with the following schedule: one-quarter of the shares subject to this option shall vest immediately and the remaining shares shall vest monthly thereafter over the subsequent three years (subject to your continued service through such vesting dates).  Both options shall be subject to the terms of the applicable option grant and option agreement.

e.Tax Treatment.  The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to any consulting fees paid to you. You will be responsible for all taxes with respect to the consulting fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the consulting fees.

f.Independent Contractor Status.  You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), or obtain workers’ compensation insurance on your behalf.

g.Protection of Information.  You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company.  Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

h.Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with my prior written consent.  You agree that you shall remain subject to the Company’s policies and procedures related to trading in the Company’s securities and its Code of Conduct.

i.Standards of Conduct; Noncompetition.  You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company.  You further agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States.  You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company.  Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded.

j.Termination of Consulting Period.  Either you or the Company may terminate the Consulting Period, at any time and for any reason, upon thirty (30) days written notice to the other party.  Upon termination of the Consulting Period by either party, the Company will have no further obligations to you, including any obligation to pay you further consulting fees.

5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.   You further expressly acknowledge and agree that you are not entitled to any severance benefits from the Company under the terms of your Amended and Restated Executive Employment Agreement with the Company.

6.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that you are permitted to retain any Company property that is necessary for the performance of your services under the Consulting Agreement.  Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

8.Proprietary Information Obligations.  You acknowledge and agree to abide by your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

9.Nondisparagement.  You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.Release of Claims.

a.General Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.

b.Scope of Release.  This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the New York State Human Rights Law, the New York Executive Law, the New York Civil

Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Administrative Code, and the New York City Human Rights Law.

c.ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

d.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.Miscellaneous.  This Agreement, including exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Jeremy M. Levin

Jeremy M. Levin

Chairman of the Board of Directors

Chief Executive Officer

Exhibit A – Confidential Information Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ Matthew During3/27/2019
Matthew DuringDate

Exhibit A

CONFIDENTIAL INFORMATION AgreemenT